Exhibit 23.1

Moores Rowland Mazars	Chartered Accountants Certified Public Accountants

34th Floor, The Lee Gardens
33 Hysan Avenue
Causeway Bay, Hong Kong

Tel : (852) 2909 5555
Fax : (852) 2810 0032

Email : info@mr-mazars.com.hk
Website : www.mr-mazars.com.hk

Consent of Independent Auditors

In connection with the offer of 918,200 shares of common stock of LJ International Inc., we consent to the inclusion in the Form F-3 registration statement of our report dated May 15, 2003, which was signed in our former name of Moores Rowland, on our audits of the consolidated financial statements of LJ International Inc. as of April 30, 2001, April 30, 2002 and December 31, 2002 and for each of the years in the three-year period ended April 30, 2002 and for the eight-month period ended December 31, 2002. We also consent to the reference to our firm under the caption “Experts”.

Moores Rowland Mazars
Chartered Accountants
Certified Public Accountants, Hong Kong

Dated: November 7, 2003